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EXHIBIT 99.1

[AETHLON MEDICAL, INC. LOGO]


FOR IMMEDIATE RELEASE:                                     Company Contact:
                                                           James A. Joyce
                                                           Chairman, CEO
                                                           619.368.2000
                                                           jj@aethlonmedical.com
                                                           ---------------------


            AETHLON MEDICAL COMPLETES $673,000 PRIVATE PLACEMENT AND
                  SECURES $6 MILLION EQUITY FUNDING COMMITMENT

San Diego, CA, June 9, 2004 - Aethlon Medical, Inc. (OTCBB:AEMD) announced today that it has completed a $673,000 private placement of common stock with accredited investors, including Fusion Capital Fund II, LLC, a Chicago based institutional investor. Aethlon also announced that it has entered into a common stock purchase agreement with Fusion Capital, whereby Fusion Capital has committed to buy an additional $6.0 million of Aethlon's common stock. The funds from both of these transactions will be utilized to accelerate the development and commercialization of Aethlon's treatment countermeasures against Biological Weapons, HIV/AIDS, and Hepatitis-C.

Under terms of the $6.0 million transaction with Fusion Capital, Fusion has agreed to purchase from the Company up to $6.0 million of Aethlon's common stock over a 30-month period. Specifically, after the Securities & Exchange Commission has declared effective a registration statement, each month Aethlon has the right to sell to Fusion Capital $200,000 of its common stock at a purchase price based upon the market price of Aethlon's common stock on the date of each sale without any fixed discount to the market price. At Aethlon's sole option, Fusion Capital can be required to purchase lesser or greater amounts of common stock each month up to $6.0 million in the aggregate. The Company has the right to control the timing and the amount of stock sold to Fusion Capital. Aethlon also has the right to terminate the agreement at any time without any additional cost. Fusion Capital has agreed not to engage in any direct or indirect short selling or hedging of the common stock in any manner whatsoever.

"The proceeds from the private placement will advance our clinical strategies for commercializing our countermeasures against Biological Weapons, as well as our treatments for HIV/AIDS and Hepatitis-C," commented James A. Joyce, CEO of Aethlon. Mr. Joyce continued, "The additional $6 million funding commitment from Fusion Capital provides us with an increased level of financial security, as well as a flexible means to access capital resources at market prices. We are truly grateful to have an investment partner that shares our global vision for treating infectious disease."

A more detailed description of both transactions is set forth in Aethlon's report on Form 8-K, to be filed today with the SEC.


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About Fusion Capital

Fusion Capital Fund II, LLC is a broad based investment fund, based in Chicago, Illinois. Fusion Capital makes a wide range of investments ranging from special situation financing to long-term strategic capital.

About Aethlon Medical

Aethlon Medical is pioneering the development of viral filtration devices that rapidly reduce the presence of infectious disease and toxins in the body. Aethlon has published compelling human blood studies of the HemopurifierTM to treat HIV/AIDS and Hepatitis-C (HCV), and most recently, has announced that it is developing pathogen filtration devices to treat infectious agents used in biological warfare and terrorism. The Hemopurifier is a proprietary platform technology that converges the established scientific principles of affinity chromatography and hemodialysis as a means to augment the immune response of clearing viruses and toxins from the blood before cell and organ infection can occur. On March 4, 2004, Aethlon announced a cooperative agreement with the National Center for Biodefense (NCBD) at George Mason University. Under the agreement, Aethlon and the NCBD will collaborate to develop pathogen and toxin filtration devices designed to protect the lives of U.S. Military personnel exposed to infectious agents as a result of biological warfare. For additional information, visit the company's Web site at WWW.AETHLONMEDICAL.COM.


CERTAIN OF THE STATEMENTS HEREIN MAY BE FORWARD-LOOKING AND INVOLVE RISKS AND UNCERTAINTIES. SUCH FORWARD-LOOKING STATEMENTS INVOLVE ASSUMPTIONS, KNOWN AND UNKNOWN RISKS, UNCERTAINTIES AND OTHER FACTORS WHICH MAY CAUSE THE ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS OF AETHLON MEDICAL, INC TO BE MATERIALLY DIFFERENT FROM ANY FUTURE RESULTS, PERFORMANCE, OR ACHIEVEMENTS EXPRESSED OR IMPLIED BY THE FORWARD-LOOKING STATEMENTS. SUCH POTENTIAL RISKS AND UNCERTAINTIES INCLUDE, WITHOUT LIMITATION, THE COMPANY'S ABILITY TO RAISE CAPITAL WHEN NEEDED, THE COMPANY'S ABILITY TO COMPLETE THE DEVELOPMENT OF ITS PLANNED PRODUCTS, THE ABILITY OF THE COMPANY TO OBTAIN FDA AND OTHER REGULATORY APPROVALS PERMITTING THE SALE OF ITS PRODUCTS, THE COMPANY'S ABILITY TO MANUFACTURE ITS PRODUCTS AND PROVIDE ITS SERVICES, THE IMPACT OF GOVERNMENT REGULATIONS, PATENT PROTECTION ON THE COMPANY'S PROPRIETARY TECHNOLOGY, PRODUCT LIABILITY EXPOSURE, UNCERTAINTY OF MARKET ACCEPTANCE, COMPETITION, TECHNOLOGICAL CHANGE, AND OTHER RISK FACTORS. IN SUCH INSTANCES, ACTUAL RESULTS COULD DIFFER MATERIALLY AS A RESULT OF A VARIETY OF FACTORS, INCLUDING THE RISKS ASSOCIATED WITH THE EFFECT OF CHANGING ECONOMIC CONDITIONS AND OTHER RISK FACTORS DETAILED IN THE COMPANY'S SECURITIES AND EXCHANGE COMMISSION FILINGS.